EXHIBIT 10.8

FOURTH AMENDMENT TO
AMENDED AND RESTATED FINANCING AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT (this “Amendment”) is entered into as of July 30, 2010, by and among Frederick’s of Hollywood Group Inc., a New York corporation (“Group”), FOH Holdings, Inc., a Delaware corporation (the “Parent”), Frederick’s of Hollywood, Inc., a Delaware corporation (“Frederick’s”), Frederick’s of Hollywood Stores, Inc., a Nevada corporation (“Stores”), Hollywood Mail Order, LLC, a Nevada limited liability company (“Mail Order” and collectively with Group, the Parent, Frederick’s and Stores, individually, a “Borrower”, and collectively, the “Borrowers”), Fredericks.com, Inc., a Nevada corporation (the “Existing Guarantor”), and Wells Fargo Retail Finance II, LLC, a Delaware limited liability company, in its capacity as Lender and as arranger and agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A.           WHEREAS, the Borrowers, the Lenders and the Agent are parties to that certain Amended and Restated Financing Agreement, dated as of January 28, 2008, as amended by that certain First Amendment to Amended and Restated Financing Agreement, dated as of September 9, 2008, as further amended by that certain Second Amendment to Amended and Restated Financing Agreement, dated as of September 21, 2009, and as further amended by that certain Third Amendment to Amended and Restated Financing Agreement, dated as of October 23, 2009 (as so amended, the “Financing Agreement”);

B.           WHEREAS, Group executed that certain Security Agreement, dated as of January 28, 2008, in favor of the Agent (the “2008 Security Agreement”);

C.           WHEREAS, the Borrowers (other than Group) and the Existing Guarantor executed that certain Security Agreement, dated as of January 7, 2003, in favor of the Agent (the “2003 Security Agreement”, and together with the 2008 Security Agreement, each a “Security Agreement” and, collectively, the “Security Agreements”);

D.           WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to certain further amendments to the Financing Agreement and the Security Agreements; and

E.           WHEREAS, the Agent and the Lenders are willing to agree to such amendments upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent, the Lenders and the Borrowers agree as follows:

1.           Definitions.  Unless otherwise defined herein, initial capitalized terms have the meanings given to them in the Financing Agreement.

2.           Amendments to Financing Agreement.  Upon the Fourth Amendment Effective Date (as hereinafter defined) the Financing Agreement is hereby amended as follows:

a.)           Section 1.01 of the Financing Agreement is amended by adding the following new defined terms (and corresponding definitions) in appropriate alphabetical order therein:

(i)
““Fourth Amendment Effective Date” means as defined in that certain Fourth Amendment to Amended and Restated Financing Agreement, dated as of July 30, 2010, among the Borrowers, the Existing Guarantor, and the Agent.”

(ii)
““Pro Forma Compliance Certificate” means a Compliance Certificate prepared by the Borrower on a pro forma basis, certifying that the Borrower has the requisite Availability after giving effect to the subject transaction.”

(iii)	““Restricted Payment” as the meaning set forth in Section 7.02(i).”

(iv)	““SEC Documents” as the meaning set forth in Section 5.02(m).”

(v)	““Term Loan”” shall mean the loans made to the Borrowers by the lending parties party to, and pursuant to the terms of, the Term Loan Agreement.”

(vi)	““Term Loan Agent” means Hilco Brands, LLC, in its capacity as agent under the Term Loan Agreement, or any successor thereto.”

(vii)
““Term Loan Agreement” means the Financing Agreement dated as of July 30, 2010, by and among the Borrowers, the Term Loan Agent, and the lending parties from time to time party thereto, as amended and modified from time to time in accordance with the terms of the Term Loan Intercreditor Agreement.”

(viii)	““Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of July 30, 2010, by and between the Agent and the Term Loan Agent.”

  b.)         The definition of “Permitted Indebtedness” in Section 1.01 of the Financing Agreement is amended by (i) deleting the word “and” at the end of clause (e), (ii) deleting the “.” at the end of clause (f) and substituting “;” in lieu thereof and (iii) by adding the following new clauses thereto as follows:

“(g)          Indebtedness owing to the Term Loan Agent under the Term Loan Agreement; and

(h)            Capitalized Lease Obligations to the extent permitted under Section 7.02(g).”

  c.)          The definition of “Permitted Liens” in Section 1.01 of the Financing Agreement is amended by (i) deleting the word “and” at the end of clause (g), (ii) deleting the “.” at the end of clause (h) and substituting “; and” in lieu thereof, and (iii) by adding the following new clause thereto as follows:

“(i)           a first Lien in favor of the Term Loan Agent in respect of the Intellectual Property (as defined in the Term Loan Intercreditor Agreement) of the Loan Parties and a Lien on all other Collateral, which Lien on all other Collateral shall at all times be subordinated to the Lien of the Agent pursuant to the terms of the Term Loan Intercreditor Agreement.”

d.)           Section 1.01 of the Financing Agreement is amended by amending and restating the following defined terms therein to read as follows:

(i)
““Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person including all Executive Officers and/or directors, partners, or limited liability company managers (or persons who serve in similar capacities) of such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an “Affiliate” of any Loan Party.”

(ii)
““Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents including options, warrants or other derivative instruments (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person including options, warrants or other derivative instruments.”

(iii)
““Collateral” means (i) all of the Property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations, and (ii) all “Collateral” as defined in the Security Agreement.”

(iv)
““Indebtedness” means, without duplication, with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services other than, subject to (iii) below, trade payables, payables to vendors or other account payables incurred in the ordinary course of such Person’s business; (iii) trade payables, payables to vendors or other accounts payable incurred in the ordinary course of such Person’s business which, for periods commencing after January 29, 2011, are past due for more than 90 days after the date such payable was created; (iv) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (v) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (vi) all Capitalized Lease Obligations of such Person; (vii) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (viii) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Agent and in accordance with accepted practice, of such Person under Derivatives; (ix) all Contingent Obligations; (x) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (xi) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates to any Multiemployer Plan; (xii) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xiii) all obligations referred to in clauses (i) through (xii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.”

(v)
““Material Contract” means (i) the Catalog Publishing Contract, the Flagship Store Lease, the Distribution Center Lease and any Subordinated Loan Document, (ii) with respect to any Person, (x) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more in any calendar year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (y) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance or properties of a Borrower or of the Loan Parties taken as a whole, (iii) the Acquisition Documents, (iv) any agreements which involve, relate to or otherwise cover, the license, sale, acquisition, disposition or development of any of the Borrowers’ Intellectual Property or rights pertaining thereto, and (v) any employment or consulting agreement or other agreement with an Executive Officer which provides for base and bonus compensation, fringe benefits, severance benefits, Change of Control payments, parachute payments,  or other payments, on a fixed or contingent basis,  that could result in the payment to such Executive Officer of an amount in excess of $200,000 in any consecutive twelve (12) month period.”

(vi)	““Permitted Holder” means the shareholders of the Group as of the Fourth Amendment Effective Date set forth on Schedule 1.01(D), and any Affiliate of any such Person.”

(vii)	““Permitted Priority Liens” means all Permitted Liens other than any Permitted Liens on Inventory, Accounts Receivable or any proceeds of the foregoing.”

(viii)	““Required Minimum Availability Reserve” means $2,000,000.”

(ix)	““SEC” means the United States Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.”

e.)           Section 1.01 of the Financing Agreement is amended by deleting the defined terms “Bridge Facility Effective Date”, “Bridge Period”, “Commitment Increase” and “Commitment Increase Date” in their entirety and such deleted defined terms shall no longer have any meaning or effect with respect to any provision of the Financing Agreement.

f.)           Section 1.01 of the Financing Agreement is amended by deleting clause (a) of the defined term “Change of Control” in its entirety and “Intentionally Deleted;” shall be substituted in lieu thereof.

g.)           Section 2.01(c) of the Financing Agreement is deleted in its entirety and “Intentionally Deleted.” shall be substituted in lieu thereof.

h.)           Section 2.05(a) of the Financing Agreement is amended by amending and restating the parenthetical “(but in no event shall the Total Revolving Credit Commitment be less than $25,000,000)” in the second sentence thereof to read as follows: “(but in no event shall the Total Revolving Credit Commitment be less than $20,000,000)”.

i.)           Section 2.05(a) of the Financing Agreement is amended by deleting the penultimate sentence therein in its entirety.

j.)           Section 5.02 of the Financing Agreement is amended by adding the following new clauses thereto as follows:

“(h)        Term Loan Agreement.  No “Default” or “Event of Default” as defined in the Term Loan Agreement shall have occurred and be continuing thereunder.

(i)           Foreign Corrupt Practices.  Neither the Group nor any of the Borrowers, nor to the knowledge of the Group, any director, officer, agent, employee or other Person acting on behalf of Group or any of the Borrowers  has, in the course of its actions for, or on behalf of, Group or any of the Borrowers (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(j)           Sarbanes-Oxley Act.  Group is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the Fourth Amendment Effective Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the Fourth Amendment Effective Date.

(k)           Internal Accounting and Disclosure Controls.  Group maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) designed to ensure that are effective in ensuring that information required to be disclosed by  Group  in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Group in the reports that it files or furnishes under the 1934 Act is accumulated and communicated to Group's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(l)           Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between Group and an unconsolidated or other off balance sheet entity that is required to be disclosed by Group in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(m)           SEC Documents; Financial Statements.  Except as disclosed in Schedule 5.02(m), during the two (2) years prior to the Fourth Amendment Effective Date, Group has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Fourth Amendment Effective Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, other than as may have been subsequently restated or amended in an amended or subsequent report.  As of their respective dates, the consolidated financial statements of Group included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with GAAP, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Group as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of Group to  the Agent which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.”

k.)           Section 6.01(e) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(e)         Subsidiaries.  Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of Group in existence on the Fourth Amendment Effective Date.  All of the issued and outstanding Capital Stock of such Subsidiaries has been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Capital Stock is owned by Group or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Schedule 6.01(e) identifies all Domestic Subsidiaries and Foreign Subsidiaries, and includes a brief description of the nature and type of business conducted by the Foreign Subsidiaries and certain financial information.”

l.)           Section 6.01(l) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(l)         Nature of Business.  None of the Loan Parties is engaged in any business other than developing, producing and selling specialty apparel and related products, and entering into licensing arrangements in connection therewith.”

m.)           Section 6.01(v) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(v)           Intellectual Property.  Each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, trademarks, trademark applications, patents, patent applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all trademarks, trademark applications, trade names, material licenses, permits, patents, patent applications, service marks, copyrights, copyright applications, franchises, authorizations and other intellectual property rights of each Loan Party.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on any license, permit, trademark, trademark application, patent, patent application, service mark, trade name, copyright, copyright application, franchise, authorization and/or other intellectual property right owned or used by any of the Loan Parties in or in connection with its business.  As of the Fourth Amendment Effective Date, no Intellectual Property material to the operation of the business of the Borrowers or any Affiliate of the Borrowers is owned by any Person not a Loan Party.”

n.)           Section 6.01 of the Financing Agreement is amended by adding the following new clauses thereto as follows:

“(gg)                 Transactions with Affiliates.  Except (i) as set forth on Schedule 6.01(gg), (ii) transactions that are necessary or desirable for the prudent operation of its business, are for fair consideration and on terms no less favorable to the Loan Parties or their Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, have been approved by the audit committee of the Board of Directors of Group and involve the payment to the Affiliate of not more than $100,000 in any Fiscal Year or (iii) transactions with another Loan Party, none of the Loan Parties nor any of their Subsidiaries have entered into, or are parties to, any transaction or series of transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate.

(hh)                 Equity Capitalization.  As of the Fourth Amendment Effective Date, the authorized, issued and outstanding capital stock of Group and shares reserved for issuance is set forth on Schedule 6.01(hh). All of such shares set forth on Schedule 6.01(hh) have been, or upon issuance will be, validly issued and are fully paid and non-assessable.  Except as disclosed in Schedule 6.01(hh): (i) none of Group’s share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Group; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of Group or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which Group or any of its Subsidiaries is or may become bound to issue additional share capital of Group or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of Group or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of Group or any of its Subsidiaries or by which Group or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with Group or any of its Subsidiaries; (v) there are no agreements or arrangements under which Group or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended (the “1933 Act”) and for which Group or any of its Subsidiaries is or could be subject to financial penalties for failure to either timely file or have declared effective by the SEC, a registration statement under the 1933 Act; (vi) there are no outstanding securities or instruments of Group or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Group or any of its Subsidiaries is or may become bound to redeem a security of Group or any of its Subsidiaries; (vii)  Group and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of Group's or its Subsidiaries' respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect; and (viii) neither Group nor any of its Subsidiaries have received or are currently subject to any comment letters issued by the SEC.”

o.)           Section 7.01(b)(i) of the Financing Agreement is amended by deleting the phrase “forty-five (45)” in its entirety and the phrase “thirty (30)” shall be substituted in lieu thereof.

p.)           Section 7.01(b)(iii) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(iii)   as soon as available, but in any event within thirty (30) days prior to the start of each of Group’s Fiscal Years, copies of the Borrowers’ business plan, in form and substance (including as to scope and underlying assumptions and including all anticipated Capital Expenditures, store openings, and store closings during the covered period) satisfactory to the Agent, in its Permitted Discretion (the “Business Plan”), for the forthcoming year, month by month, certified by the chief financial officer of Group as being such officer’s good faith best estimate of the financial performance of Group and its Subsidiaries during the period covered thereby (it being understood that (A) such information will be prepared by Group in good faith based upon assumptions believed to be reasonable at the time and based upon the best information then reasonably available to Group, and (B) Agent may in its Permitted Discretion, but shall not be under any obligation to, revise financial covenants set forth in Section 7.02 as a result of its review of such business plans and/or create or expand Reserves), and to the extent Borrowers’ results of operations during the period covered by the Business Plan materially deviate from the Business Plan for the period covered.”

q.)           Section 7.01(b) of the Financing Agreement is amended by adding the following new clause thereto as follows:

“(xv)     as soon as available, but in any event within forty-five (45) days after the end of each quarter during each of Group’s Fiscal Years:

(A)           a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Group’s and its Subsidiaries’ operations during the previous month; and

(B)           a certificate signed by the chief financial officer of Group to the effect that:

  (1)           the financial statements delivered hereunder have been reviewed by an independent certified public accountant reasonably acceptable to the Agent, and have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Group and its Subsidiaries;

  (2)           the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that any such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects on such earlier date); and

  (3)           there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Borrowers have taken, are taking, or propose to take with respect thereto).”

r.)           Section 7.01(b) of the Financing Agreement is amended by amending and restating the first sentence in the final paragraph thereof to read in its entirety as follows:

“In addition to the financial statements referred to in clauses (i), (ii) and (xv) above, the Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis.”

s.)           Section 7.01(g) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(g)                    Inspection Rights.  Permit, and cause each of their Subsidiaries to permit, the Agent or representatives thereof at any time and from time to time during normal business hours, in the absence of a continuing Event of Default upon reasonable notice and if an Event of Default exists without notice, and at the expense of the Borrowers, to examine and make copies of and abstracts from their corporate and other records, board of directors’ meeting minutes and accompanying materials, and books of account, to visit and inspect their properties, to verify materials, leases, notes, accounts receivable, deposit accounts and other assets of the Loan Parties and their Subsidiaries, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof.  The Borrowers agree to pay the reasonable fees, cost and expenses of such audits, counts, valuations, appraisals, assessments or examinations including without limitation, travel expenses.”

t.)           Section 7.01(m) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(m)   Change in Collateral; Collateral Records.  (i)  Give the Agent not less than fifteen (15) days’ prior written notice of any change in the location of any Collateral (excluding such changes that are in the ordinary course of business but including, without limitation, the execution and delivery of any lease of real property), other than to locations set forth on Schedule 1.01(B) and the retail locations set forth on Schedule 1.01(E) and with respect to which the Agent has fully perfected its Liens thereon, (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver and cause each of their Subsidiaries to execute and deliver, to the Agent for the benefit of the Lenders from time to time, solely for the Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.”

u.)           Section 7.01(t) of the Financing Agreement is amended by (i) deleting the “or” at the end of subsection (D), (ii) deleting the “and” at the end of subsection (E) and substituting “or” in lieu thereof, and (iii) adding the following new clause thereto as follows:

“(F)        any claim or action is asserted, threatened, instituted, or filed with respect to any material portion of the Collateral; and”

v.)           Section 7.01 of the Financing Agreement is amended by adding the following new clauses thereto as follows:

“(y)
Pro Forma Compliance Certificate.  The Borrowers shall provide the Agent with any Pro Forma Compliance Certificate that is required to be delivered pursuant to the terms of either the Term Loan Agreement or the Term Loan Intercreditor Agreement.

(z)
Application of Term Loan Agreement Proceeds.  The Borrowers shall use the proceeds of the Term Loan, net of all costs, expenses and fees incurred by the Borrowers in connection with the closing of the Term Loan (which proceeds, in any event, shall be at least $6,600,000), for the purpose of (i) first, paying in full in cash the Bridge Loan Facility provided under the Financing Agreement and (ii) second, at the option of the Borrowers either (1) prepaying the Revolving Loans or (2) immediately depositing one hundred percent (100%) of the balance of the proceeds of the Term Loan into a separate deposit account selected by the Agent, which deposit account shall cash collateralize the Obligations and be subject to a Control Agreement (which shall be entered into and executed by and among the applicable Borrowers, the depositary bank and the Agent and delivered to the Agent within two (2) Business Days after the Borrowers’ receipt from the Agent of the initial draft of such Control Agreement), over which the Agent shall have full dominion and control and a perfected, first priority security interest.  If the Borrowers elect to deposit such Term Loan proceeds into a deposit account, so long as no Default or Event of Default has occurred and is continuing, the Borrowers may at any time direct the Agent to apply such Term Loan proceeds towards prepaying the outstanding principal of the Revolving Loans, and for no other purpose.  At anytime after a Default or Event of Default has occurred and is continuing, the Agent shall have the sole discretion and ability, without notice to, or the consent of, the Borrowers, to apply such Term Loan proceeds to prepay the outstanding principal of the Revolving Loans.”

w.)           The preamble to Section 7.02(d) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(d)                 Fundamental Changes.    Create any Domestic Subsidiary that does not simultaneously become a Loan Party and execute a joinder to this Agreement, or wind-up, liquidate or dissolve (or permit or suffer any thereof) or merge, consolidate or amalgamate with any Person, convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of their business, including any units or divisions thereof and including a conveyance, sale, lease or sublease, transfer or other disposition of any property or assets, whether now owned or hereafter acquired, or (agree to do any of the foregoing) or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of their Subsidiaries to do any of the foregoing; provided, however, that”

x.)           Section 7.02(g) of the Financing Agreement is amended by deleting the number “$500,000” in its entirety and the number “$1,000,000” shall be substituted in lieu thereof.

y.)           Section 7.02(i) of the Financing Agreement is amended by amending and restating clause (vi) thereof to read in its entirety as follows:

“(vi)   pay or prepay any Indebtedness in respect of the Subordinated Loan Agreement or in respect of the Term Loan Agreement, except to the extent such payment is then permitted pursuant to the terms of the Subordination Agreement or the Term Loan Intercreditor Agreement, as applicable; or (vii) make any  payments to an Executive Officer on account of a Change of Control, severance or bonus arrangement (collectively or individually, a “Restricted Payment”) if at the time of such Restricted Payment a Default or Event of Default has then occurred and is continuing.”

z.)           Section 7.02(k) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(k)                Transactions with Affiliates.  Except (i) as set forth on Schedule 7.02(k), (ii) transactions that are necessary or desirable for the prudent operation of its business, are for fair consideration and on terms no less favorable to the Loan Parties or their Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, have been approved by the audit committee of the Board of Directors of Group and involve the payment to the Affiliate of not more than $100,000 in any Fiscal Year or (iii) transactions with another Loan Party, enter into, renew, extend or be a party to, or permit any of their Subsidiaries to enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate.”

aa.)           Section 7.02(m) of the Financing Agreement is amended by adding the following sentence to the end thereof:

“With respect to Group only, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock or any securities convertible into or exchangeable for its Capital Stock, unless the use of proceeds related thereto remains consistent with the most recent Business Plan of Group.”

bb.)           Section 9.01(c) of the Financing Agreement is amended by amending and restating clause (i) to read in its entirety as follows:

“(i) paragraphs (b)(vi), (c), (e), (g), (i), (p), (q), (s), (x), (y) or (z) of Section 7.01, or clauses (i)(C), (i)(D) or (i)(E) of paragraph (t) of Section 7.01, or Section 7.02, or any Loan Party shall fail to perform or comply with any negative covenant contained in Section 6 of any Pledge Agreement to which it is a party or in Section 5 of any Security Agreement to which it is a party,”

cc.)           Section 9.01(i) of the Financing Agreement is amended and restated in its entirety to read as follows:

“(i)         any Security Agreement, any Pledge Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected (to the extent that Agent or the Lenders have taken steps to effect perfection) and, except to the extent permitted by the terms hereof or thereof, first priority Lien in all Collateral (other than Intellectual Property) and a second priority Lien in any Intellectual Property (subject to Permitted Liens) in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;”

dd.)           Section 9.01 of the Financing Agreement is amended by (i) deleting the word “and” at the end of clause (u), (ii) deleting the “.” at the end of clause (v) and substituting “;” in lieu thereof and (iii) by adding the following new clauses thereto as follows:

“(w)        any “Event of Default” (as defined in the Term Loan Agreement or the Term Loan Intercreditor Agreement) shall occur (without giving effect to any waivers);

(x)           the suspension from trading or failure of the common stock of Group to be listed on an Eligible Market for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period.  “Eligible Market” means The New York Stock Exchange, Inc., the NYSE Amex Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market, OTC Bulletin Board or the Pink Sheets, or any market that is a successor to any of the foregoing;

(y)                    any payment of principal (whether scheduled or optional) of Indebtedness under the Term Loan Agreement that is not permitted by the terms of the Term Loan Intercreditor Agreement; and

(z)                    any provision of the Term Loan Intercreditor Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any party thereto for any reason.”

ee.)           Article XII of the Financing Agreement is amended by adding the following new Section thereto as follows:

“Section 12.24   Term Loan Intercreditor Agreement.   Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Agent or the Lenders hereunder with respect to any Collateral is subject to the provisions of the Term Loan Intercreditor Agreement.”

ff.)           Schedule 1.01(C) of the Financing Agreement is deleted in its entirety and the Schedule 1.01(C) attached as Exhibit A to this Agreement shall be substituted in lieu thereof.

gg.)           Schedule 1.01(D) of the Financing Agreement is deleted in its entirety and the Schedule 1.01(D) attached as Exhibit B to this Agreement shall be substituted in lieu thereof.

3.           Amendments to Security Agreements.  Upon the Fourth Amendment Effective Date (as hereinafter defined) each Security Agreement is hereby amended as follows:

a.)           Section 1 of each Security Agreement is amended by adding the defined term “Customer Records” (and corresponding definitions) in appropriate alphabetical order therein:

(i)
““Customer Records” means all customer lists, formulae, Website Collateral and other Records of each Grantor and the other Borrowers relating to the distribution of products and services in connection with which any of such Trademarks are used.”

b.)           Section 1 of each Security Agreement is amended by amending and restating the following defined terms therein to read as follows:

(i)
““Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now hereafter owned, acquired or used by each Grantor or any other Borrower (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), all reissues, divisions, continuations, continuations-in–part, extensions, renewals and reexaminations thereof, all income, royalties, damages and payments now and hereafter due or payable or both with respect to the foregoing, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, all rights to sue for past, present and future infringements or misappropriations thereof, and all other rights corresponding thereto throughout the world.”

(ii)
““Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, corporate names, business names, d/b/a’s, fictitious names, alternate names, Domain Names and other Internet domain names, trade dress, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, created, acquired or used by each Grantor or any other Borrower (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, corporate names, business names, d/b/a’s, fictitious names, alternate names, Internet domain names, trade dress, trade styles, designs, logos and other source or business identifiers described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with the entire product lines and goodwill of the business connected with and symbolized by the foregoing, all income, royalties, damages and payments now and hereafter due or payable or both with respect to the foregoing, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, all rights to sue for past, present and future infringements or misappropriations thereof, and all other rights corresponding thereto throughout the world, and all Customer Records.”

c.)           The first paragraph of Section 3 of each Security Agreement is amended and restated to read in its entirety to read as follows:

“Section 3.                             Security for Obligations.  This Agreement is intended to grant to the Agent, on behalf of the Lenders, a first priority lien on and security interest in all of each Grantor’s Collateral (excluding Intellectual Property and Licenses), and a second priority lien on and security interest in all of the Intellectual Property and Licenses as continuing collateral security for all of the following obligations, in each case subject to Permitted Liens, whether now existing or hereafter incurred (the “Obligations”):”

4.           Conditions to Effectiveness.  This Amendment shall become effective upon the satisfaction (or waiver by the Agent) of each of the following conditions (the first date on which said conditions have been so satisfied (or so waived), the “Fourth Amendment Effective Date”):

a.)           The Agent shall have received the following, each in form and substance satisfactory to the Agent, and, unless indicated otherwise, dated as of the date hereof:

(i)	This Amendment, duly executed by the Borrowers, the Agent and the Lenders, together with all Schedules referenced therein; and

(ii)	The Term Loan Intercreditor Agreement, duly executed by the Agent and the Term Loan Agent.

b.)           On the Fourth Amendment Effective Date, no Default or Event of Default shall exist.

c.)           The Borrowers shall have paid all reasonable fees, costs and expenses of the Agent and the Lenders in connection with this Amendment, including, without limitation, the fees and expenses of Proskauer Rose LLP.

If the Fourth Amendment Effective Date shall not have occurred by the close of business (New York time) on August 1, 2010 (or such later time as the Agent consents to in writing), this Amendment shall be deemed rescinded, null and void.

5.           Consent and Waiver.  Except as expressly stated herein, nothing herein shall be deemed to constitute a waiver of compliance with, or other modification of, any term or condition contained in the Financing Agreement, the Security Agreements or any other Loan Document and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto.  Except as expressly stated herein, the Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

6.           Representations.  In order to induce the Agent and the Lenders to execute this Amendment, the Borrowers hereby represent, warrant and covenant to the Agent and the Lenders that as of the date hereof and as of the Fourth Amendment Effective Date (which representations, warranties and covenants shall survive execution and delivery of this Amendment):

a.)           the Borrowers are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation;

b.)           the Borrowers have the power and authority to execute, deliver and perform their obligations under this Amendment;

c.)           the execution, delivery and performance by the Borrowers of this Amendment has been duly authorized by all necessary action and does not and will not require any registration with, consent or approval of, notice to or action by, any other Person;

d.)           this Amendment constitutes the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms;

e.)           no Default or Event of Default exists; and

f.)           by its signature below, each of the Borrowers agrees that it shall constitute an immediate Event of Default if any representation or warranty made in this Section 6 is untrue or incorrect in any material respect on and as of the Fourth Amendment Effective Date, in each case after giving effect to this Amendment.

7.           Counterparts.  This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

8.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrowers and their successors and permitted assigns, and the Lenders and the Agent and their successors and permitted assigns.

9.           Further Assurance.  The Borrowers hereby agree from time to time, as and when requested by the Agent, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment.

10.          GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

11.           Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

12.           Reaffirmation.  Each Borrower hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto).  Each Borrower hereby acknowledges that, except as expressly modified herein, each of the Loan Documents, remains in full force and effect and is hereby ratified and reaffirmed.

13.           Acknowledgment of Rights; Release of Claims.  Each Borrower hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by the Agent or the Lenders of the liabilities, obligations and agreements of the Borrowers under the Financing Agreement, the Security Agreements or other Loan Documents on the date hereof; and (b) to its knowledge, the Agent and the Lenders have fully performed all undertakings and obligations owed to it as of the date hereof.  In consideration of the Agent and the Lenders entering into this Amendment, each Borrower hereby irrevocably releases and forever discharges the Agent, the Lenders and their respective Affiliates, and each such Person’s respective directors, officers, employees, agents, attorneys and representatives (each, a “Released Person”) of and from all damages, losses, claims, demands, liabilities, obligations, actions or causes of action whatsoever which such Borrower may now have or claim to have against any Released Person for or because of any matter or thing done, omitted or suffered to be done or omitted by any of the Released Persons prior to and including the date hereof and on account of or in any way concerning, arising out of or founded upon the Financing Agreement, the Security Agreements or any other Loan Document, whether presently known or unknown and of every nature and extent whatsoever.  This Section 13 shall survive the termination of the Financing Agreement, the Security Agreements and payment in full of the Obligations thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Amended and Restated Financing Agreement to be duly executed by their respective duly authorized officers as of the date first written above.

BORROWERS:

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FOH HOLDINGS, INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FREDERICK’S OF HOLLYWOOD, INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

FREDERICK’S OF HOLLYWOOD STORES, INC.

By:		/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

HOLLYWOOD MAIL ORDER, LLC

By: FOH Holdings, Inc., its Manager

	By:	/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

[Signature Page of Fourth Amendment to Amended and Restated Financing Agreement]

EXISTING GUARANTOR:

FREDERICKS.COM, INC.

By:	/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer

[Signature Page of Fourth Amendment to Amended and Restated Financing Agreement]

AGENT

WELLS FARGO RETAIL FINANCE II, LLC

By:	/s/ Joseph Burt
Name: Joseph Burt
Title: Director

LENDER

WELLS FARGO RETAIL FINANCE II, LLC

By:	/s/ Joseph Burt
Name: Joseph Burt
Title: Director

[Signature Page of Fourth Amendment to Amended and Restated Financing Agreement]

Exhibit A to Fourth Amendment

Schedule 1.01(C)

Lenders and Lenders’ Commitments

Lender	Revolving Credit Commitment	Percentage
Wells Fargo Retail Finance II, LLC	$20,000,000	100.00%
Total	$20,000,000	100.00%

Exhibit B to Fourth Amendment

Schedule 1.01(D)

Permitted Holders

Fursa Master Rediscovered Opportunities Fund L.P.
Attn: William F. Harley, Chief Investment Officer
c/o Fursa Alternative Strategies LLC
25 Smith Street
Farmingdale, NY 11735

Fursa Capital Partners LP
Attn: William F. Harley, Chief Investment Officer
c/o Fursa Alternative Strategies
25 Smith Street
Farmingdale, NY 11735

Fursa Master Global Event Driven Fund LP
Attn: William F. Harley, Chief Investment Officer
c/o Fursa Alternative Strategies
25 Smith Street
Farmingdale, NY 11735

Scotia Capital (USA) Inc.
One Liberty Plaza
165 Broadway
New York, NY 10006

Blackfriars Master Vehicle LLC – Series 2
Attn: William F. Harley, Chief Investment Officer
c/o Fursa Alternative Strategies
25 Smith Street
Farmingdale, NY 11735

Tokarz Investments, LLC
287 Bowman Avenue
Purchase, New York 10577

TTG Apparel, LLC
287 Bowman Avenue
Purchase, New York 10577